UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 31, 2023

Date of Report (Date of Earliest event reported)

DLT Resolution Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-148546	20-8248213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5940 S. Rainbow Blvd, Ste 400-32132 Las Vegas NV 89118

(Address of principal executive offices) (Zip Code)

1 (800) 463-5465

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 31, 2023  DLT Resolution Inc. (“The Company”) sold its 100%  equity in Union Strategies Inc. for $1.00. As part of the agreement  a full release was signed by Union Strategies Inc... for the benefit of DLT Resolution Inc. pertaining to any outstanding payables, notes and  past or future claims of any kind.

On March 31, 2023  DLT Resolution Inc. (“The Company”) sold its 100%  equity in DLT Data Services Ltd. for $1. As part of the agreement  a full release was signed by DLT Data Services Ltd.. for the benefit of DLT Resolution Inc. pertaining to any outstanding payables, notes and  past or future claims of any kind.

Item 3.02 Unregistered Sales of Equity Securities.

During the first quarter ending March 31, 2023 The Company accepted private placement subscriptions from its current Accredited shareholders subscribing to 4,115,833 restricted common shares at a price of $0.06 per share  raising gross proceeds of 246,950. The proceeds were used to pay its accountants, auditor and critical suppliers to bring its regulatory filings current as well as retire past due debts and provide other working capital.

On July 10, 2023 The Company excepted a subscription from an accredited investor for 240,000 restricted common shares at 0.25 per share for gross proceeds of $60,000. The proceeds were used to pay its accountants, auditor and critical suppliers to bring its regulatory filings current as well as retire past due debts and provide other working capital.

On August 15, 2023  The Company  converted CAD $$100,000 ($73,000,) in  debt held by an accredited investor  to 292,000 restricted common shares at a conversion price of 0.25 per share.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2023 Drew Reid was appointed director of the Company. Subsequent to these appointment, John Wilkes  resigned as officers and directors of the Company. Mr. Reid was then appointed as the Company's President and Chief Executive Officer and appointed as the Company's Secretary, Treasurer and Chief Financial Officer.

Information concerning Mr. Reid  follows:

Mr. Reid (55). boasts an illustrious 34-year tenure in the finance industry, encompassing private equity, mergers and acquisitions, publicly traded and privately-owned entities. His experience spans roles in commodities trade desks, bond, equities, and currency trading with reputable institutions, including Bank of Tokyo from c1990 to 1992, CIBC from c1988 to 1990, and Burns Fry from c1987 to 1988. Throughout his career, Mr. Reid has played a pivotal role in cultivating profitable ventures, rejuvenating struggling companies, guiding businesses to the public market, and effectively managing diverse aspects of businesses. His expertise extends across areas such as vision, strategy, partnerships, customer relations, regulatory compliance, government engagement, and technology innovation. Presently, Mr. Reid also serves as the Executive Chairman of Ciscom Corp, a flourishing CSE-listed enterprise.

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The Company's directors serve until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified. The Company's officers serve at the discretion of the Company's directors. The Company does not compensate any person for acting as a director.

Mr. Reid  is not an independent directors as that term is defined in section 803 of the listing standards of the NYSE AMEX.  Mr. Reid is not  a "financial expert" as that term is defined in the regulations of the Securities and Exchange Commission.

The following shows the amounts the Company expects to pay to Mr. Reid during the twelve months ending December 31, 2014, and the amount of time these persons expect to devote to the Company.

Name	Projected Compensation	% of time to be devoted to Company's business
Drew Reid	$60,000	50%

As of August 16, 2023 Mr. Reid owned 0 shares of the Company's common stock, or 0% of the Company's outstanding shares and owns 0 Preferred Series A Convertible stock.

The information in this report and the exhibits hereto may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Such statements are made based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties.  Actual results or events may differ from those anticipated by forward-looking statements.

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DLT Resolution Inc.

Date: August 23, 2023	By:	/s/ Drew Reid
	Name:	Drew Reid
	Title:	President and Chief Executive Officer

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